Exhibit 99.1

Sun Microsystems Reports Preliminary Results for Second Quarter Fiscal Year 2008

SANTA CLARA, Calif.—January 16, 2008—Sun Microsystems, Inc. (NASDAQ: JAVA) reported preliminary results today for its second quarter of fiscal 2008, which ended December 30, 2007.

Sun expects to report revenues for the second quarter of fiscal 2008 of approximately $3.60 billion, an increase of approximately 1 percent as compared with $3.57 billion for the second quarter of fiscal 2007. Net bookings for the second quarter of fiscal 2008 were approximately $3.85 Billion, an increase of approximately 7% year over year.

Total gross margin as a percent of revenues for the second quarter of fiscal 2008 is expected to be approximately 48%, an increase of approximately 3.0 percentage points as compared with the second quarter of fiscal 2007.

Net income for the second quarter of fiscal 2008 on a GAAP basis is expected to be in the range of $230 million to $265 million, or $0.28 to $0.32 per share on a diluted basis, as compared with net income of $133 million, or $0.15 per share, for the second quarter of fiscal 2007.

“Our preliminary results for the second quarter reflect solid execution and continued operational progress,” said Jonathan Schwartz, CEO of Sun Microsystems. “The future is even brighter today, as evidenced by our agreement to acquire MySQL, one of the fastest growing players in the $15 billion database market and a key component of many of the Web’s premier properties such as Facebook, Wikipedia, China Mobile and Baidu. As the market for open source databases continues its spectacular growth, we look forward to this acquisition directly contributing to Sun’s growth as the platform of choice for the Web economy.”

Sun has scheduled a financial analyst conference call today at 1:00 p.m. (PT) to discuss its preliminary financial results for the second quarter fiscal year 2008 as well as the announcement of its intent to acquire MySQL. The call is being broadcast live at www.sun.com/investors.

About Sun Microsystems, Inc.

Sun Microsystems develops the technologies that power the global marketplace. Guided by a singular vision — “The Network is the Computer”(TM) — Sun drives network participation through shared innovation, community development and open source leadership. Sun can be found in more than 100 countries and on the Web at http://sun.com

Sun, Sun Microsystems, the Sun logo, OpenSolaris, GlassFish, Java, Netbeans and The Network is the Computer are registered trademarks of Sun Microsystems in the United States and other countries.

Safe Harbor

This press release contains forward-looking statements regarding the future results and performance of Sun Microsystems, Inc., including statements regarding Sun’s preliminary earnings results, plans to acquire MySQL, expectations regarding the growth of the market for open source databases and the benefits to be derived from the acquisition of MySQL. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those predicted in any such forward-looking statements. Factors that might cause such differences include the process of calculating, reviewing and analyzing the final financial results for the second quarter of fiscal 2008 and the failure to (1) receive regulatory approval, (2) successfully integrate MySQL and its employees into Sun and achieve expected synergies, (3) compete successfully in this highly competitive and rapidly changing marketplace and (4) retain key employees. Please also refer to Sun’s periodic reports that are filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007. Sun assumes no obligation to, and does not currently intend to, update these forward-looking statements.

Investor Contact:

Bret Schaefer

650-786-0123

bret.schaefer@sun.com

Press Contact:

Kristi Rawlinson

650-786-6933

kristi.rawlinson@sun.com

Industry Analyst Contact:

Melissa Selcher

650-787-1807

melissa.selcher@sun.com